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Exhibit 10.42

GENERAL RELEASE AND SEPARATION AGREEMENT

        This General Release and Separation Agreement (hereafter "Agreement") is entered into between Rich Christensen (the "Executive"), and ArthroCare Corporation (the "Company") (collectively referred to as the "Parties"), effective eight days after the Executive's signature (the "Effective Date"), unless he revokes his acceptance as provided in Paragraph 7(b), below.

        WHEREAS, the Executive was the Company's Senior Vice President of Operations;

        WHEREAS, the Executive tendered his resignation, and the Company accepted such resignation effective as of December 31, 2010;

        WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

        THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

        1.    Resignation of Employment.    The Executive hereby confirms his resignation of his employment and all positions that the Executive held as an officer of the Company and all subsidiaries of the Company, and the Company confirms its acceptance of such resignations, effective December 31, 2010 (the "Resignation Date").

        2.    Payment of Accrued Wages and Expenses.    The Executive acknowledges receipt of an amount equal to all accrued wages through the Resignation Date, including accrued, unused vacation or paid time off, less applicable withholding. The Executive shall be promptly reimbursed for all reasonable and necessary expenses incurred and submitted for reimbursement on or before the Resignation Date in accordance with the Company's expense reimbursement policies.

        3.    Bonus for the Calendar Year Ending December 31, 2010.    The Company shall pay the Executive his annual bonus for the Company's fiscal year ending December 31, 2010, subject to the achievement of the applicable performance milestones and goals established for such bonus, as determined by the Compensation Committee of the Company's Board of Directors (the "2010 Bonus"), This payment of the 2010 Bonus, if any, shall be paid in a lump sum to the Employee during the 2011 calendar year at the same time that other executives of the Company receive bonus payments with respect to the Company's fiscal year ending December 31, 2010.

        4.    Separation Payments.    Within 10 days of the Effective Date, but in no event earlier than January 1, 2011 or later than January 15, 2011 the Company shall pay the Executive $283,993 (two-hundred eighty three thousand nine-hundred ninety three dollars) (the "Separation Payment"), less all applicable taxes and other authorized withholding. Additionally, the Company shall reimburse the Executive for the amount of his premium payment for group health coverage, if any, elected by Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that (A) such reimbursement shall not exceed $796.21 per month, and (B) the Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including (without limitation) his election of such coverage and his timely payment of premiums; provided, further, that upon the earlier to occur of (1) the time that the Executive no longer constitutes a Qualified Beneficiary (as such term is defined in Section 4980B(g)(1) of the Code and (2) the date twelve (12) months following the Effective Date, the Company's obligations to reimburse the Employee under this subsection (iii) shall cease.

        5.    Tax Indemnity.    The Executive acknowledges that he has not received and does not rely upon any tax advice given by the Company or its attorneys or representatives. The Executive further agrees that he shall be solely responsible for all tax assessments, penalties, and fines levied against the payments made pursuant to this Agreement by any taxing authority, and shall indemnify, defend and hold harmless (all to the maximum extent allowed by law) the Company against all tax assessments, penalties, and fines assessed by any taxing authority against the Company as a result of (a) the Executive's characterization of the Settlement Payment made pursuant to this Agreement, or (b) any failure by the Executive to pay taxes as required on any and all payments made pursuant to this Agreement.

        6.    Equity Awards.    All equity awards granted to the Executive shall be treated in accordance with the terms of the applicable Plan(s), Stock Option Agreement(s) and Notice(s) of Grant, except to the extent any such Stock Option Agreements or Notices of Grants evidencing any nonstatutory stock options and incentive stock option grants numbered 1627, 1436 and 1778 (the "Specified ISOs") do not provide for net exercise (as defined below), in which such case such Stock Option Agreements or Notices of Grants, as applicable, hereby will be deemed amended to the extent necessary to provide for net exercise. Executive acknowledges that upon the execution of this Agreement, each unexercised Specified ISO that qualifies as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which does not provide for net exercise shall be deemed modified for the purposes of Section 424 of the Code and, to the extent the exercise price thereof is lower than the fair market value of the Company's common stock as of the date this Agreement is executed, such option shall no longer qualify as an incentive stock option and Executive will lose the potentially favorable tax treatment associated with such option. For the purposes of this Agreement, "net exercise" shall mean the surrender of shares otherwise issuable upon exercise of Executive's stock options in satisfaction of the aggregate exercise price and the minimum statutorily required withholding obligations incurred in connection with the exercise of Executive's stock options.

        7.    General Release of Claims by the Executive.

          (a)   The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company (the "Company Releasees"), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, "Claims"), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive's employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, including without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement

  Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov't Code §§12945.2, 19702.3; and any other federal, state or local laws of similar effect. Notwithstanding the foregoing, this release shall not apply to any claims for vested employee welfare or pension benefits, for indemnification under California Labor Code §§ 2800 or 2802, or any other claim that may not be waived by private agreement and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits.

          Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

              (i)  Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

             (ii)  Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

            (iii)  The Executive's right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure any damages for alleged discriminatory treatment; and

            (iv)  The Executive's rights under this Agreement, his rights as a shareholder, and his right, if any, to indemnification from the Company pursuant to the terms of the Company's by-laws and applicable law.

          (b)   I acknowledge that I am familiar with the provisions of California Civil Code Section 1542, which provides as follows:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor."

  Being aware of said code section, I hereby expressly waive any rights I may have thereunder, as well as under any other statutes or common law principles of similar effect.

          (c)   In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

              (i)  This Section 7, and this Agreement are written in a manner calculated to be understood by the Executive.

             (ii)  The waiver and release of claims under the Age Discrimination in Employment Act contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

            (iii)  This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

            (iv)  The Executive has been advised to consult an attorney before signing this Agreement.

             (v)  The Executive has been granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement. If the Executive executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the consideration period.

            (vi)  The Executive has the right to revoke this Agreement within seven (7) days of signing it. In the event this Agreement is revoked, it will be null and void in its entirety, and the Executive will not receive the benefits of this Agreement.

If the Executive wishes to revoke this agreement, he must deliver written notice stating that intent to revoke, in accordance with the notice provisions of Section 14, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

          (d)   Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that he/she may have against the Company Releasees, or any of them. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from me.

          (e)   Employee represents and warrants that he/she has not filed any complaint, charge, or claim against the Company Releasees with any court or agency and that he/she is not presently aware of any injury for which he/she may be eligible for workers' compensation benefits, other than any claim already submitted. Employee agrees that if he/she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then he/she will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that he/she shall not be obligated to pay the attorneys' fees of the Company Releasees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.

        8.    Nondisparagement.    The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about the Executive.

        9.    Cooperation.    The Executive agrees to give reasonable cooperation, at the Company's request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct. The Company shall reimburse the Executive for all expenses reasonably incurred by him in compliance with this Section 9 and, to the extent the cooperation is requested by the Company and exceeds 10 hours of time in the aggregate, Executive will be compensated at a rate of $135/hr for all hours in excess of 10 hours. Notwithstanding the foregoing, the Company shall have no obligation to pay the Executive for time spent and expenses incurred by the Executive in any pending or future litigation or arbitration where the Executive is a co-defendant or party to the arbitration or litigation.

        10.    Executive's Representations and Warranties.    The Executive represents and warrants that:

          (a)   He has been paid all wages owed to him by the Company, including all accrued, unused vacation or paid time off, through the Resignation Date;

          (b)   During the course of the Executive's employment, he did not sustain any injuries for which he might be entitled to compensation pursuant to applicable workers compensation law;

          (c)   The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future, except for claims not released by this Agreement.

        11.    Confidential Information; Non-Solicitation; Return of Company Property.

          (a)   The Executive hereby expressly confirms his continuing obligations to the Company pursuant to the Employment, Proprietary Information and Invention Assignment Agreement (the "Confidentiality Agreement") executed by the Executive on November 26, 2006.

          (b)   The Executive shall deliver to the Company within 10 days of the Resignation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of the Executive or his agents or representatives.

          (c)   The Executive shall return to the Company within 10 days of the Resignation Date all equipment of the Company in his possession or control, other than his laptop computer, which he will be allowed to retain after the Company has imaged the contents of the computer and its hard drive.

          (d)   The Employee hereby agrees that he or she shall not until one year following the Effective Date, without the prior written consent of the Company's Board of Directors, do any of the following:

              (i)  use any confidential information to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of the Company's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; or

             (ii)  solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his or her employment with the Company or become an employee of any competitor of the Company.

        12.    In the Event of a Claimed Breach.    All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco, California in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within 14 (fourteen) days after the filing party has given notice of such breach to the other party. The arbitrator shall award the prevailing party attorneys' fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 11(a) and (b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 11(a) and (b) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

        13.    Choice of Law.    This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

        14.    Notices.    All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company: ArthroCare Corporation 7500 Rialto Boulevard Building Two, Suite 100 Austin, Texas 78735 Attn: General Counsel Tel: 512-391-3900 Fax: 512-391-3901
(b)	If to the Executive: Rich Christensen 200 Brannan St, Unit 424 San Francisco, CA 94107	With a copy to: Jeffrey A. Snyder, Esq Thoits, Love, Hershberger & McLean 285 Hamilton Ave, Suite 300 Palo Alto, CA 94301 Fax: 650-325-5572

        15.    Severability.    Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever the Executive's obligation to provide the binding release to all entities intended to be released hereunder.

        16.    Understanding and Authority.    The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

        17.    Integration Clause.    This Agreement contains the entire agreement of the parties with regard to the separation of the Executive's employment, and supersedes any prior agreements as to that matter. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and an authorized officer of the Company.

REMAINDER OF PAGE INTETIONALLY LEFT BLANK

        18.    Execution in Counterparts.    This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

        The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

        IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

Rich Christensen		ARTHROCARE CORPORATION
/s/ Rich Christensen		/s/ Richard Rew
Senior Vice President and General Council
Date:	December 28, 2010	Date:	December 31, 2010

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  Exhibit 10.42
GENERAL RELEASE AND SEPARATION AGREEMENT